Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
     There is no parent of the Company. The following is a listing of the significant subsidiaries of the Company, or if indented, subsidiaries of the Company under which they are listed.

JURISDICTION OF ORGANIZATION

McKesson Information Solutions Holdings Limited	Ireland